ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated March 21, 2012

UBS is pleased to announce a new exchange-traded product: the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN (Ticker: RWXL). RWXL is designed for investors who seek high monthly income potential and are bullish on the underlying index, the Dow Jones Global ex-U.S. Select Real Estate Securities Index (the “Index”).		More information ▶ Factsheet ▶ Product Supplement ▶ Pricing Supplement
RWXL offers investors:
etracs.com

—      Monthly compounded 2x leveraged exposure to the Index, less fees, making it the only exchange-traded product with leveraged exposure to this index.

—      Significant income potential in the form of a variable monthly coupon linked to 2 times the cash distributions, if any, of the Index constituents, less any withholding taxes.

—      Global diversification resulting from 127 international real estate securities based in 22 countries.*

—      Convenience of a single, USD-denominated, exchange-traded security and USD-denominated income.

Questions? Contact us. Tel: +1-877-387-2275 etracs@ubs.com

* Constituent and country data as of February 29, 2012 and sourced from CME Group Index Services LLC.

RWXL Profile

Income Potential	Variable monthly coupon linked to 2 times the cash
distributions, if any, of the Index constituents, less any
withholding taxes
2x Index Yield*	7.60%
Underlying Index	Dow Jones Global ex-U.S. Select Real Estate Securities
Index
Leverage	2x Leverage with Monthly Reset

Diversification	Index comprised of 127 international real estate securities based in 22 countries**

* Based on 2 times the Index dividend yield calculated in USD as of February 29, 2012 by CME Group Index

Services LLC. Investors are not guaranteed any coupon or distribution.

** Constituent and country data as of February 29, 2012 and sourced from CME Group Index Services LLC.

Top 10 Index Constituents*

Name	Country	Bloomberg Ticker	Index Weighting

Westfield Group	Australia	WDC AU EQUITY <GO>	6.46%

Unibail-Rodamco S.A.	France	UL FP EQUITY <GO>	5.67%

Brookfield Asset Mgmt Inc. Cl A	Canada	BAM/A CN EQUITY <GO>	5.62%

Mitsui Fudosan Co. Ltd.	Japan	8801 JP EQUITY <GO>	5.37%

Land Securities Group PLC	U.K.	LAND LN EQUITY <GO>	2.70%

Hang Lung Properties Ltd.	Hong Kong	101 HK EQUITY <GO>	2.70%

Link Real Estate Investment Trust	Hong Kong	823 HK EQUITY <GO>	2.68%

Westfield Retail Trust	Australia	WRT AU EQUITY <GO>	2.50%

Hongkong Land Holdings Ltd.	Singapore	HKL SP EQUITY <GO>	2.19%

British Land Co. PLC	U.K.	BLND LN EQUITY <GO>	2.13%

TOTAL			38.02%

Source: CME Group Index Services LLC.

* Data calculated in USD as of February 29, 2012.

Index Country Allocations*

Australia	17.86%
Japan	17.22%
U.K.	11.54%
Hong Kong	10.35%
Canada	10.18%
Singapore	9.79%
France	8.21%

Switzerland	2.34%
Brazil	2.06%
Austria	1.75%
Philippines	1.67%
Netherlands	1.58%
Sweden	1.47%
South Africa	0.97%
Belgium	0.84%
New Zealand	0.77%
Malaysia	0.52%
Thailand	0.28%
Poland	0.25%
Italy	0.15%
Germany	0.13%
Turkey	0.08%

Source: CME Group Index Services LLC.

* Data calculated in USD as of February 29, 2012.

To find out more, click on the links to the right or email ETRACS with your questions.

An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. You are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the product supplement and pricing supplement for the ETRACS ETNs in which you are interested.

www.etracs.com

© UBS 2012. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS.

This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/).

ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and a pricing supplement for the offerings of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect.

The “Dow Jones Global ex-U.S. Select Real Estate Securities Index SM” is a product of Dow Jones Indexes, the marketing name and a licensed trademark of CME Group Index

Services LLC (“CME”), and has been licensed for use. “Dow Jones®”, “Dow Jones Global ex-U.S. Select Real Estate Securities Index SM” and “Dow Jones Indexes” are service marks of Dow Jones Trademark Holdings, LLC (“Dow Jones”) have been licensed to CME and have been sublicensed for use for certain purposes by UBS AG. The ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN is not sponsored, endorsed, sold or promoted by Dow Jones, CME or their respective affiliates. Dow Jones, CME and their respective affiliates make no representation or warranty, express or implied, to the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN or any member of the public regarding the advisability of trading in the Product(s). Dow Jones’, CME’s and their respective affiliates’ only relationship to the Licensee is the licensing of certain trademarks and trade names of Dow Jones and of the Dow Jones Global ex-U.S. Select Real Estate Securities Index which is determined, composed and calculated by CME without regard to UBS AG or the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. Dow Jones and CME have no obligation to take the needs of UBS AG or the owners of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN into consideration in determining, composing or calculating “Dow Jones Global ex-U.S. Select Real Estate Securities Index SM”. Dow Jones, CME and their respective affiliates are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN to be sold or in the determination or calculation of the equation by which the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN are to be converted into cash. Dow Jones, CME and their respective affiliates have no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN currently being issued by UBS AG, but which may be similar to and competitive with the ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the Dow Jones Global ex-U.S. Select Real Estate Securities IndexSM. It is possible that this trading activity will affect the value of the Dow Jones Global ex-U.S. Select Real Estate Securities Index SM and ETRACS Monthly Pay 2xLeveraged Dow Jones International Real Estate ETN.

DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN AND DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY PAY 2XLEVERAGED DOW JONES INTERNATIONAL REAL ESTATE ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN. DOW JONES, CME AND THEIR RESPECTIVE AFFILIATES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES GLOBAL EX-U.S. SELECT REAL ESTATE SECURITIES INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES, CME OR THEIR RESPECTIVE AFFILIATES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN CME AND UBS AG, OTHER THAN THE LICENSORS OF CME.

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